EXHIBIT 10.5

DBS

Our reference number: P/SHNY/00823/07

Date: August 17, 2007

Shenzhen High Power Technology Co., Ltd.

Building A2, Luoshan Industrial Zone, Shanxia, Pinghu Town, Longgang District, Shenzhen

To whom it may concern:

Bank Credit Line: Shenzhen Highpower Technology Co., Ltd.
( “Borrower”)

Our bank, DBS Bank (China) Limited Shenzhen Branch together with its successor and transferee (“Bank”) hereby notifies you with pleasure that the Bank now contemplates to provide you as Borrower (as shown in detail in Appendix 1) with the following bank credit line (“Credit Line”) according to the terms and conditions set out below. The Bank can examine the Credit Line at any time (including the annual auditing thereof conducted as per the practices of the Bank and customary bank practices). The Bank has the right and may elect (but is under no obligation) to issue, after the auditing, a notice on the extension of the Credit Line to the Borrower or any collateral provider and/or any guarantor. Whether such a notice is issued or not does not prejudice any right and power of the Bank under this letter and/or any guarantee or mortgage document.

Where the Borrower uses the Credit Line simultaneously in foreign currency and RMB, (i) the total principal of loans in all currencies that the Borrower has drawn and not yet repaid and that the Borrower has not yet actually drawn after sending a drawing notice to the Bank shall not exceed the limit prescribed by the individual Credit Line hereunder at any time; (ii) the total value of the letters of credit in all currencies (if applicable) that the Borrower has already opened and has not yet actually opened after filing an opening application with the Bank and the total value of guarantees and other contingent liabilities shall not exceed the limit prescribed by the individual Credit Line hereunder at any time. For purpose of calculation of Credit Line, the exchange rates between foreign currencies and between foreign currencies and RMB hereunder shall be translated into equivalent benchmark currency as per the exchange rate published by the Bank from time to time.

Credit Line:

1.	Accounts payable financing: RMB 28,000,000 Yuan (uncommitted credit line)

Purpose of Loan: Working capital

Payment: Loan is released against the trust collection receipt provided on the basis of supplier invoice in either original or duplicate (duly verified by the Borrower as certified copy).

For each drawing, the Borrower shall submit to the Bank all documents related to the accounts payable as required by the Bank, including but not limited to invoices, sales contract and transport documents (if applicable), in content and form satisfactory and acceptable to the Bank. The payment under this Credit Line shall be made directly to the related suppliers.

Clauses: The longest financing term of each invoice is 120 days, minus:

(1)	Term of supplier’s charge account (if any); and

(2)	Where payment is made to a supplier after expiry of payment day, the elapsed term commencing from the date of expiration.

The suppliers of accounts payable and the specific limit for each of them shall be subject to the prior written approval granted by the Bank to according to specific cases (if so required by the Bank). The Bank may do the company search against the suppliers of accounts payable financing at the expense of the Borrower. All related fees and expenses could be drawn from the account of the Borrower.

Service Charges of Accounts Payable Financing

First Installment: RMB 400.000 Yuan 1/4%

Balance 1/8%

Interest: The interest payable for each loan shall be calculated and collected at a rate that is 45% higher than the legal loan interest rate of the relevant grade published by the People’s Bank of China on the day the loan is released.

2.	Negotiate documentary letter of credit (with recourse) with variance

USD equivalent to RMB 10,000.000 (uncommitted credit line)

Purpose of loan: The loan will be used to clear off the outstanding part (if any) of the account payable financing that the Borrower owes to the Bank first before the balance can be used as current capital.

Subject to recourse against the Borrower, the Bank will negotiate documentary letters of credit and/or drafts that are acceptable to it, but have variance. Notwithstanding anything to the contrary herein contained, the Bank can, at any rate and in its own absolute discretion, decide to refuse to negotiate any documentary letter of credit and/or draft that have any variance deemed unacceptable by the Bank.

Interest

As per the standard US draft interest rate published from time to time by the Bank, provided that Bank can decide to change the loan interest rate from time to time in its own absolute discretion.

3.	Factoring financing service: USD 6,000,000 (uncommitted credit line)

Purpose of Loan: The loan will be used to clear off the outstanding part (if any) of the account payable financing that the Borrower still owes to the Bank first

The terms and conditions of the factoring financing service agreement will be specified in Appendix 3 and the factoring agreement.

Service Charges of Credit Line and Other Expenses:

The Bank has the right to collect Service Charges and other fees for related Credit Line, including but not limited to loan arrangement fees and the Service Charges for loan extension (including drawing and extension). All fees shall be collected according to the standard existing rules of the Bank, unless otherwise stipulated in a separate agreement or this letter.

Precondition: As a precondition for the Bank to provide or continue to provide the Credit Line, the Borrower must provide the documents, items and evidences listed in Appendix 2 in a form and content satisfactory and acceptable to the Bank (unless otherwise approved by the Bank).

Most Preferential Interest Rate: Unless otherwise stipulated herein, the most preferential interest rate means that of Hong Kong Dollars published from time to time by DBS (Hong Kong) Limited. If the interest rate of any Credit Line is expressed as the most preferential rate published from time to time by the Bank plus a margin, the Bank may decide in its reasonable discretion to use the interest rate of “Hong Kong Interbank Offered Rate plus 0.5%” in lieu of the most preferential interest rate without consulting or notifying the Borrower to calculate the interest payable under the Credit Line. If the interest of any Credit Line is expressed as the most preferential interest rate published from time to time by the Bank minus a certain percentage, the Bank can decide in its reasonable discretion to use “Hong Kong Interbank Offered Rate plus 0.5%” to calculate the interest payable on the Credit Line under the Credit Line.

Business day: Unless otherwise stipulated herein, business day means the days when the business places of the Bank and the commercial banks in the major financial centers of the denominated currencies of related Credit Line (or part thereof) are open for business (excluding Saturday, Sunday and other public holidays). If any payment day, repayment day or interest payment day is not a business day, the day shall be adjusted to the next or previous business day by the Bank in its sole discretion. If any repayment day or interest payment day has no date of the same number in a month, the day shall be adjusted to be the last day of the month.

Interest applicable to overdue repayment of Credit Line in foreign currency: If any amount hereunder remains outstanding on the day it falls due or the Credit Line used exceeds the limit allowed for the Credit Line in that currency, the Borrower shall pay interest for the overdue repayment or the amount in excess thereof at an interest rate that is the interest rate of the Bank then in force for overdue repayment or exceeded limit, which can be collected in the form of compound interest each month or in other cycle as the Bank may decide from time to time. If any amount becomes overdue, the Bank may raise the interest rate of all the amounts still owed hereunder without prejudice to its other rights.

Interest applicable to overdue Credit Line in RMB: If any loan/financing hereunder remains outstanding on the day its falls due, the Borrower shall pay interest from the day of expiration at the interest rate prescribed by the Bank from time to time for delayed repayment (the Borrower may inquire the Bank about the interest rate applicable to delayed repayment from time to time) until all the principal and interest of the loan/financing are repaid. In case of any adjustment to the interest rate for delayed repayment, interest calculation shall be based on separate periods. For the interest that cannot be paid on time during the term of loan/financing, compound interest will be collected at the interest rate for delayed repayment. The above interest rate for delayed repayment is set and adjusted in reference to the relevant guidelines and regulations issued by the People’s Bank of China from time to time.

Penalty Interest on Diverted Credit Line in RMB: Without prejudice to the other rights of the Bank hereunder, the Borrower shall pay penalty interest at a rate equal to the annual loan interest rate agreed by and between the Borrower and the Bank hereunder plus 50% for any failure to use any loan toward the purpose specified herein starting from the day of diversion. The calculation of penalty interest will be based on separate periods in case of any adjustment made to the interest rate thereof from the day the relevant loan is diverted to the day it is repaid in full. For the interest that cannot be paid on time during the diversion of the loan, compound interest will be collected on a monthly basis at the penalty interest rate for diversion. If the adjustment made by the People’s Bank of China to the penalty interest rate for diversion causes the penalty interest rate for diversion hereunder to be applicable no longer or in need of corresponding adjustment, the Bank reserves the right to revise the penalty interest rate for diversion subject to a prior notice given to the Borrower.

Establishment fee: USD 7000

Calculation of Interest: Unless otherwise stipulated herein, interest will be cumulative on a daily basis and calculated in reference to the elapsed days or on the basis of 365 days a year (for credit in HK$, pound, Singapore dollars or Malaysian Ringgit), or a year of 360 days when the annual interest rate is converted to daily interest (if for any approved credit in foreign currency and/or RMB).

Payment: All the payments hereunder shall be made in the currency of the released loan under the Credit Line (or any part thereof) or in the currency in which related payments have been made (as the case may be) as instructed by the Bank. In whichever case, the payment shall be made in immediately available capital without any debt set-off or recourse and deduction or withholding for any tax, taxation or collection of fees of whatever nature. If any payment received by the Bank deviates from the currency specified above, the Bank has the right to convert the amount to the currency specified above at the exchange rate then published by the Bank and according to its business practices as soon as possible after receipt thereof (the currency conversion shall not contravene any related law and regulations of China), while the Borrower shall make up any insufficiency to the Bank. In any event, the Borrower must pay to the Bank all the expenses incurred by the conversion thereof.

Fees and Expenses: The Borrower must pay the stamp tax related hereto (including the part payable by the Bank). Without prejudice to the preceding paragraph and irrespective of whether any amount has been released to the Borrower under this letter or other documents or whether the Borrower has used any Credit Line, the Borrower shall, if so required by the Bank, pay all the following fees and expenses incurred reasonably and properly by the Bank (including but not limited to registration fee, inspection fee of mortgaged machinery and equipment (if applicable), agent charges, legal cost and the charges of other professional consultants collected on the basis of full indemnity, travel expenses, communication fees, publicity costs, other fees and expenses); all fees and expenses incurred in connection with the preparation, consultations and conclusion of this letter, common commercial agreement and other guarantee documents (collectively “Loan Documents”) to be issued by the Borrower or other guarantor/collateral provider; all fees and expenses incurred in connection with the fulfillment, preservation or protection of any right under the Loan Documents; or all fees and expenses incurred in connection with the exercise or execution or attempted exercise or execution of any right under the Loan Documents.

For as long as the Credit Line continues to exist, the Borrower shall bear the Service Charges for the audit carried out by the Bank each year by paying the amount decided by the Bank. The charges may be drawn from the account of the Borrower.

Commitments: The Borrower hereby commits itself to the following for the benefit of the Bank:

(a)	The Borrower will compile and maintain account books and financial statements in accordance with applicable Chinese laws and regulations and generally recognized accounting principles and practices;

(b)	The Borrower shall:

(i)
submit to the Bank audited (and consolidated, if appropriate) accounts and reports of directors and auditors for each fiscal year as soon as possible when the same becomes available for submission, but in any way within 10 months after the end thereof and, if reasonably required by the Bank, submit to the Bank all the other information relating to its financial position and business that is required by the Bank as soon as possible;

(ii)
inform the Bank of details on any existing or (to the best of its knowledge) upcoming major lawsuit, arbitration or administrative proceedings instituted by or against it as soon as reasonably possible.

(c)	The Borrower will inform the Bank of any change to its directors or any revision of its contract (if any) and bylaw as soon as possible;

(d)
The Borrower shall inform the Bank of any factor that may prohibit, impair or delay the fulfillment of the obligations under the Loan Documents by the Borrower or any guarantor/collateral provider as soon as possible after it becomes aware of the same;

(e)	The Borrower will keep the value of its net assets always at a level not lower than RMB 80,000,000Yuan;

(f)	Without the prior written consent of the Bank, the Borrower will not announce the distribution of any dividend;

(g)	The Borrower will refer no less than HK$ 60,000.000 of its factoring finance to the Bank every half a year;

(h)
All transactions involved in the trade finance under the Credit Line are true, fair, equitable, normal and legal. All persons involved the transactions, including but not limited to the beneficiary of any letter of credit, supplier and buyer (as the case may be), are persons and/or companies of no affiliation with the Borrower. If the above transactions involve any person and/or company affiliated with the Borrower, the Borrower undertakes to voluntarily and immediately reveal the relevant relationship to the Bank, provide all the information as the Bank may require and hold up the relevant transaction and use of related trade finance before the Bank grants approval.

(i)
(i) For purpose of the performance guarantee provided by an overseas guarantor for this Credit Line, the Borrower shall go through the formalities for registration of foreign debts with the local foreign exchange administration within fifteen (15) days after the expiration day of the overseas guarantor; (ii) when going through the formalities for registration of foreign debts with the local foreign exchange administration, the Borrower shall own sufficient investment balance; and (iii) the Borrower shall take necessary measures to ensure that all outstanding debts it owes to the Bank under the Credit Line will be repaid to the Bank in the same currency as the Credit Line. Investment balance means the balance of the total investment of the Borrower minus its registered capital, the accumulative amount of medium and long-term foreign debts and short-term foreign debts.

(j)
The Borrower will obtain and make sure that all related guarantors and/or collateral providers obtain any approval, registration and/or filing relating to the Loan Documents and keep the same valid until full repayment of all Credit Line. When the certificate thereof is obtained, the original or duplicate verified by the Borrower or guarantor or collateral provider (as the case may be) as a signed duplicate thereof shall be delivered to the Bank for keeping.

Restrictions on Obligations of Providing Credit Line:

Within the validity term of the Credit Line hereunder, the Bank’s provision of Credit Line for the Borrower shall be conditional upon the ability of the Bank to raise the funds for the Credit Line. If the Bank is unable to provide the Borrower with the Credit Line hereunder, either in whole or in part, because of the restrictive regulations on interbank borrowing or other restrictive regulations promulgated for implementation by the People’s Bank of China/China Banking Regulatory Commission, the Credit Line hereunder shall be transferred to credit line in other currency according to the applicable laws and regulations and usable funds of the Bank. The Borrower expresses complete consent to and will fully cooperate with any disposal and arrangement made by the Bank in relation thereto and hereby agrees that the Bank will bear no responsibility whatsoever to the Borrower during the period.

Temporary Credit Line and Excess of Limit:

In its absolute discretion, the Bank may (but is under no obligation to) provide to the Borrower, at its request, temporary Credit Line and/or transitory permission for amount already used to exceed the limit of the original Credit Line. Without prejudice to the power of the Bank under the clause “Require Repayment of Credit Line”, all the amounts due hereunder (including principal, interest, fees and other funds) shall be paid promptly according to the instructions of the Bank. If the Borrower fails to fulfill its obligations hereunder or fulfill its obligations in a way agreed, thereby causing losses or damage to the Bank, the Borrower shall indemnify the Bank for the losses by paying an amount commensurate with the losses so caused.

Require Repayment of Credit Line:

(a)
Without prejudice to paragraph (b) below, if the Borrower fails to pay any amount payable hereunder on time, or the Borrower fails to fulfill any other obligations prescribed by this letter or any other Loan Documents, or the Borrower fails to repay any other debts, in whole or in part, on the agreed expiration date, or such debts are declared to fall due prematurely before the expiration date due to the breach of contract by the Borrower, or any other creditor of the Borrower has the right to declare that the Borrower’s debts have fallen due and payable before the agreed expiration date, or the Borrower is declared insolvent or dissolved, or the secured mortgage document hereunder has expired or is invalid or illegal; the Bank can cancel the Credit Line or any part of it in real time and/or require immediate repayment or payment (as the case may be) of all the principal, interest, expenses and other funds that remain outstanding hereunder or any part thereof (“Liabilities”) and/or require the Borrower to immediately provide cash guarantee for all Liabilities. Then, the Credit Line or the part of it shall be cancelled in real time and/or the Liabilities shall fall due immediately and/or the cash guarantee shall be provided immediately.

(b)
Notwithstanding anything in any other clauses hereof (including above paragraph (a)), in any event, the Bank can decide, at any time without the need to notify the Borrower and in its own absolute discretion, to cancel the Credit Line or any part of it in real time and/or require immediate repayment or payment (as the case may be) of all the principal, interest, expenses and other funds that remain outstanding hereunder or any part thereof (“Liabilities”) and/or require the Borrower to immediately provide cash guarantee for all Liabilities. Then, the Credit Line or the part of it shall be cancelled in real time and/or the Liabilities shall fall due immediately and/or the cash guarantee shall be provided immediately.

(c)
Notwithstanding anything in the above paragraph entitled “Payment” (applicable where the Bank has not required repayment) and under the precondition that any prior claim is not contravened, all the amounts received by the Bank at any time after exercising the right in above paragraph (a) or (b) shall be:

First, used for or toward payoff of all fees and expenses incurred by the Bank in connection with the fulfillment, preservation and exercise or attempted fulfillment, preservation and exercise of its rights under the Loan Documents;

Then, used for or toward payment of all outstanding Liabilities in the sequence and manner specified by the Bank;

Lastly, pay to the Borrower in the form of any balance thereof without contravening the right of any third party actually known to the Bank.

Default Liabilities: If the Borrower fails to fulfill its obligations hereunder in accordance with the clauses hereof, thereby causing losses or damage to the Bank, the Borrower shall indemnify the Bank for the loss or damage caused as a result of its breach, including benefits that could have been obtained but for the breach.

Transfer:

(a)	The Borrower may not transfer its rights or obligations hereunder, either in whole or in part;

(b)
The Bank can transfer all or any of its rights and/or obligations hereunder by just giving a written notice to the Borrower without the need to seek the approval of the Borrower. Such transfer/update shall take effect from the date indicated in the notice. All references herein made to “the Bank” include any other persons merged or integrated with the Bank and the successor and transferee of the Bank, which shall be understood in such a way as to look as if the entity constituted by way of merger or acquisition or the successor or transferee of the Bank (as the case may be) had become a party hereto in lieu of the Bank.

Information Policy: The Borrower agrees that the information policy, notices and/or other communications (copies thereof available from the Bank upon request) issued from time to time by the Bank (member of DBS Group) to the customers concerning the application of their information shall be applicable to all the information provided for the Bank by the Borrower in respect of the Loan Documents. The Borrower further agrees that all the information provided in any application, or obtained by the Bank from any source, or arising from the other transactions between the Borrower and the Bank (or any other member of DBS Group) (“Information”) will be subject to such policy, notices and/or other communications that can be revised from time to time. The Borrower specially agrees that:

(a)	The Bank can verify, provide and collect the Information on the Borrower with, for or from other organizations, institutions or other persons;

(b)	The Bank can transfer the Information to other places than the business places of the Bank, including but not limited to Hong Kong Special Administrative Region and Singapore; and

(c)
The Bank can compare any Information it has obtained with the Information of the Borrower before taking any action on the basis of the results obtained, including actions that may be adverse the interests of the Borrower (including refusal to accept any application).

The Borrower agrees to accept the constraints of the clauses of such information policy, notices and/or other communications, which shall form an integral part of the agreement concluded by and between the Borrower and the Bank.

Relationship with Directors/Employees: As a licensed bank, the Bank is subject to some restrictions on the release of loans to the directors, or employees or other relevant persons of the Bank or other members of DBS Group. By signing this letter, the Borrower confirms to the Bank that it has no relationship with any director or employee with the members of DBS Group in any aspect. The Borrower undertakes to give a written notice to the Bank immediately after entering into such relationship at any time while the Bank continues to provide the Borrower with Credit Line or any loan or other debts owed to the Bank still remain outstanding.

Miscellaneous:

(a)
Without prejudice to any other clause hereof, the Borrower can request at any time to repay all the amounts due under the Credit Line or any part thereof ahead of schedule after obtaining the approval of the Bank and satisfying all the conditions set forth by the Bank (including the requirement for the Borrower to pay the interest that the Bank could have collected from the moved-up date of repayment to the original expiration date at the interest rate herein specified or pay the extra capital cost or loss caused to the Bank by the advance repayment of the Credit Line);

(b)
Time is an element hereof, but the failure or delay of the Bank to exercise or execute any right or remedial measure shall not be deemed waiver of the Bank to exercise or execute the right or remedy, while the single or partial or insufficient exercise or execution of any right or remedy by the Bank shall not preclude the Bank from further exercising or executing the right or remedy or exercising or executing any other right or remedy. The right and remedies herein contained shall be cumulative. The Bank can exercise the same whenever it sees fit without excluding any other right or remedy vested in the Bank by laws and regulations. The Borrower must notify the Bank immediately of any change to its address for notices. Such change can take effect only after it is properly recorded by the Bank.

(c)	Any notice or other communication sent to the party hereto shall be deemed delivered:

(i)	on the day of sending if it is sent by the Bank to the Borrower via a letter; or on the day of delivery to the relevant address if it is sent by the Borrower to the Bank via a letter;

(ii)
on the day of transmission if it is sent via fax, provided that the day of transmission is a working day at the location of the receiving party; or on the first working day immediately after the day of transmission, if the day of transmission is not a working day at the location of the receiving party;

(iii)	The Borrower must notify the Bank immediately of any change to its address of receiving notices and/or faxes. Such change can take effect only after it is properly recorded by the Bank.

(d)
If any clause hereof is illegal, invalid or unenforceable under the laws of any judicial jurisdiction, the legality, validity or enforceability of any other clause hereof under the laws of the judicial jurisdiction and the legality, validity or enforceability of such clause in other judicial jurisdiction shall not be affected.

Common Commercial Agreement: The clauses of the common commercial agreement duly signed by the Borrower on April 24, 2006 (including but not limited to clauses on interest period) are also applicable to this letter. The terms and conditions thereof constitute an integral part hereof. In case of any contradiction between the terms and conditions of the common commercial agreement and those hereof, the latter shall prevail.

Laws: This letter shall be governed by the laws of the People’s Republic of China (“China”) and both parties accept the nonexclusive judicial jurisdiction of Chinese court. The preceding clause shall not restrict the right of the Bank to execute this letter in any other judicial jurisdiction. If any dispute arising from this letter or in connection therewith is brought before a Chinese court, it shall be a court at the location of the Bank.

Effectiveness: This letter takes effect the moment it is signed and returned by the Borrower. However, if this letter must be approved, registered and/or filed by or with any authority before taking effect under the Chinese laws and regulations, it shall take effect on the day such approval, registration and/or filing procedures are duly completed.

Please kindly sign the counterpart hereof and return it to the Bank, attention: Mr. Yu Wentang, within one month after the date hereof, thereby indicating that you understand and accept this offer. After the above time limit, this offer will automatically cease to be in force (unless otherwise approved by the Bank). The Credit Line mentioned herein is a renewal, extension, revision and/or supplementation of the Credit Line already released. Subject to your acceptance hereof, this letter will supercede the previous letter of the Bank on the said Credit Line, which is dated April 18, 2006, with the reference number P/SFHFB/00056/06.

Enclosed herein please find a full set of documents you are expected to sign and return to the Bank. If you have any question, please contact Mr. Yu Wentang of the Bank by dialing (86-755) 8269-0977.

The Bank takes great pleasure in serving you.

DBS Bank (China) Limited Shenzhen Branch

/s/ Illegible Signature

SW/yw

With appendixes

Please note:

This letter is a very important legal document. Before signing it, you are advised to carefully it and, if necessary, seek independent legal opinion to ensure that you understand your responsibilities hereunder and all consequences of signing this letter. You should sign this letter only if you agree to be bound by the terms and conditions hereof.

We hereby confirm that you have warned us about and explained to us all the terms and conditions of this Letter of Credit Line. We fully understand and agree to accept all the terms and conditions hereof and are willing to be bound by them unconditionally. We further agree that you have the right to change, terminate, recover or cancel the Credit Line you have agreed to provide to us without the need to give us any prior notice and undertake to immediately repay all the outstanding debts under the Credit Line once you require us to.

Shenzhen Highpower Technology Co., Ltd.

By:            /s/ Dang Yu Pan
Legal Representative/Authorized Agent

Date when Borrower signs and returns this letter:

Common Seal: Shenzhen Highpower Technology Co., Ltd.

Appendix I

Data of Borrower

Borrower:	Shenzhen Highpower Technology Co., Ltd.
Registration Number of Business License:	Qi Du Yue Shen Zong Di 317218
Legal Address:	Building A2, Luoshan Industrial Zone, Shanxia, Pinghu Town, Longgang District, Shenzhen
Legal Representative	Pan Dangyu
Address for Notices	Building A2, Luoshan Industrial Zone, Shanxia, Pinghu Town, Longgang District, Shenzhen
Fax Number

Appendix 2:

Preconditions

1.	Common commercial agreement in the standard format of the Bank duly signed by the Borrower;

2.	(i) Deposit pledge contract in the standard format of the Bank duly signed by the Borrower and duly notarized or witnessed;

(ii) No less than RMB 17,000,000 Yuan saved by the Borrower in the Bank as pledge deposit.

3.
Letter of full amount guarantee and compensation in the standard format of the Bank duly signed by Hong Kong Highpower Technology Company Limited (“HK Company Guarantor”), which is duly notarized or witnessed;

4.
Letter of undertaking issued to the Bank by Pan Dangyu, Li Wenliang and Ma Wenwei, who shall have fulfilled related formalities for the letter of undertaking in accordance with all applicable laws to make it legal and valid;

5.	Factoring agreement in the standard format of the Bank duly signed by the Borrower;

6.	Business license of legal entity (original and duplicate) and signed duplicate of approval certificate of the Borrower that have received annual examination;

7.	Documents of incorporation (including but not limited to latest contract/agreement for joint venture/joint operation), latest bylaw and signed duplicate of revised version thereof of the Borrower;

8.	Signed duplicate of the organization code certificate of the Borrower;

9.	Signed duplicate of capital verification report (if applicable) issued by Chinese certified public accountant to prove that the Borrower has paid up the registered capital;

10.	Signed duplicate of list of members of the board of directors of the Borrower;

11.	Board resolution or abstract of board resolution of the Borrower that approves the signing of this letter and other related documents and specimen of the seal or signature of authorized signatory;

12.	Duplicates of ID cards and personal signatures or private seals of all directors who have signed the above board resolution or abstract of resolution of the Borrower and all authorized signatories;

13.	Duplicate and password of the valid loan card of the Borrower;

14.	The Borrower has opened the RMB and/or USD accounts needed by the Bank;

15.	The Borrower has paid loan Service Charges and other fees payable to the Bank;

16.	Signed duplicates of latest incorporation documents and bylaw of HK Company Guarantor;

17.	Board resolution or abstract of board resolution of HK Company Guarantor concerning related guarantee and mortgage and specimen of the seal or signature of authorized signatory;

18.
Duplicates of ID cards and personal signatures or private seals of all directors and shareholders who have signed the above resolutions of the board and shareholders’ meeting or abstract of resolution of HK Company Guarantor and mortgagor and all authorized signatories;

19.	Signed duplicate of identity certificate for a undertaker of personal status;

20.	Certificate of stamp tax paid by the Borrower for this letter;

21.	Evidences proving that the Borrower has completed loan registration and opened the necessary accounts required for the Credit Line in accordance with relevant laws and regulations;

22.
Other documents, items or evidences required by the Bank, including the documents of approval, registration and/or filing as well as the legal opinion relating to this letter, any Credit Line hereunder and relevant guarantee and/or mortgage.

Appendix 3

Disclosed terms and conditions for factoring finance service, including:

a)	Advance

The Bank can decide in its sole discretion to provide the Borrower with advance before the payment day for amounts due of qualified drawings;

b)	Management of Collection and Accounts Receivable

The management service provided by the Bank for accounts receivable include managing the sales ledger of the Borrower, issuing monthly statements to its debtors and collecting accounts receivable from its debtors;

c)	Insurance against Credit Risks

The Bank will take out insurance against credit risks in its own name with agency collectors or credit underwriter, which shall be subject to the clauses of insurance against credit risks established by the agency collector or credit underwriter.

1.	(a) Limit of Advance for Customers: USD 6,000,000

(b) Percentage of Advance: 80%

(c) Longest Period of Financing: 120 days from the date of invoice

(d) Account Management Fee: Factoring without recourse—0.9% of invoice

(e) Discount Fee Collection: Standard interest rate of the Bank for USD drafts plus 0.5% a year

(f) Interest rate for overdue amount: For advances in foreign currency, the interest is collected at a monthly rate of 2% of the overdue amount; for advances in RMB, the provisions in “Interest Applicable to Overdue Credit Line in RMB” hereof shall apply.

2.
The advance limit for the debtors of the Borrower will be paid after the Bank has completed a satisfactory evaluation of the debtors. The Bank reserves the right to audit and change the limit or decide in its own discretion to make no payment of the advance at all.

3.	The Borrower shall notify all debtors in the written format specified by the Bank.

4.
All advances paid to the Borrower shall be paid into the account opened by the Borrower with the Bank after receipt of the advance payment instruction issued by the Borrower via fax. The Bank will bear no responsibility for any delay, loss or damage in observing the fax instruction or caused by the delay, illegibility or failed receipt of the fax instruction.

5.
The accounts receivable of the Borrower shall be investigated before the account is activated and the terms and conditions specified in this letter (including this appendix) can be adjusted on the basis of the investigation results. The Bank can carry out regular investigation subsequently. If the Bank is unsatisfactory with any investigation result, it reserves the right to cancel this offer.

6.
All the clauses of the factoring agreement (duplicate enclosed herewith) in the standard format of the Bank shall also be applicable after the revisions listed above are made. The Bank reserves the right to revise any term and condition of this letter (including this appendix) or the factoring agreement by giving the Borrower a written notice with effect starting from the date therein indicated.